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                                                                  Exhibit (a)(8)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below). The Offer is made solely by the Offer to
   Purchase, dated November 16, 1998, and the related Letter of Transmittal, and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of)
          holders of Shares in any jurisdiction in which the making
           of the Offer or the acceptance thereof would not be in
            compliance with the laws of such jurisdiction. In any
            jurisdiction where the securities, blue sky or other
              laws require the Offer to be made by a licensed
               broker or dealer, the Offer will be deemed to
                be made on behalf of GMG Acquisition Corp.
                  by one or more registered brokers or
                    dealers that are licensed under
                      the laws of such jurisdiction.

                  NOTICE OF OFFER TO PURCHASE FOR CASH
                 ALL OUTSTANDING SHARES OF COMMON STOCK
         (INCLUDING THE ASSOCIATED PREFERRED SHARE PURCHASE RIGHTS)

                                   OF

                      GLOBAL MOTORSPORT GROUP, INC.

                                   BY

                          GMG ACQUISITION CORP.
                   AN INDIRECT WHOLLY-OWNED SUBSIDIARY OF
                        STONINGTON ACQUISITION CORP.
                                  AT
                        $19.50 NET PER SHARE IN CASH

    GMG Acquisition Corp. (the "Purchaser"), a Delaware corporation and an indirect wholly-owned subsidiary of Stonington Acquisition Corp., a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of Common Stock, par value $.001 per share (the "Shares"), of Global Motorsport Group, Inc., a Delaware corporation (the "Company"), and the associated preferred share purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of November 13, 1996, between the Company and American Stock Transfer & Trust Company, as Rights Agent (as the same may be amended, the "Rights Agreement"), at a purchase price of $19.50 per Share (and associated Right), net to the seller in cash, without interest thereon, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated November 16, 1998 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Unless the context otherwise requires, all references to Shares herein and in the Offer to Purchase shall include the associated Rights.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, DECEMBER 14, 1998, UNLESS THE OFFER IS EXTENDED.

    The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of November 8, 1998, by and among the Company, the Purchaser and Parent (the "Merger Agreement") pursuant to which, following the consummation of the Offer and the satisfaction of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than any Shares held

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by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the
Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which shares will be canceled with no payment being made with respect thereto and other than Shares, if any, held by stockholders who perfect their appraisal rights under Delaware law) will, by virtue of the Merger and without any action by the holder thereof, be converted into the right to receive an amount equal to $19.50 in cash (without interest).

    THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO, ADVISABLE AND IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S
STOCKHOLDERS.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, SHARES REPRESENTING AT LEAST A MAJORITY OF THE TOTAL NUMBER OF OUTSTANDING SHARES ON A FULLY DILUTED BASIS BEING VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN PRIOR TO THE EXPIRATION DATE FOR THE OFFER, PARENT AND THE PURCHASER OBTAINING THE FINANCING SET FORTH IN THE COMMITMENT LETTER (AS DEFINED IN THE OFFER TO PURCHASE) AND CERTAIN OTHER TERMS AND CONDITIONS. SEE THE INTRODUCTION AND SECTIONS 1, 12, 14 AND 15 OF THE OFFER TO PURCHASE.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to ChaseMellon Shareholder Service, L.L.C., as depositary (the "Depositary") of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering stockholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates representing Shares (the "Share Certificates") for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3 of the Offer to Purchase, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (iii) any other documents required by the Letter of Transmittal.

    The Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period during which the Offer is open for any reason, including the existence of any of the conditions specified in
Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any such extension will be followed as promptly as practicable by public announcement thereof, and such


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announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below).

    Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after January 15, 1999 (or such later date as may apply in the case that the Offer is extended). The term "Expiration Date" means 12:00 midnight, New York City time, on Monday, December 14, 1998, unless and until the Purchaser, subject to the terms of the Merger Agreement, shall have further extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the time and date at which the Offer, as so extended by the Purchaser, shall expire. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and (if Share Certificates have been tendered) the name of the registered holder of the Shares as set forth in the Share Certificate, if different from that of the person who tendered such Shares. If Share Certificates have been delivered or otherwise identified to the Depositary, then prior to the physical release of such certificates, the tendering stockholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination shall be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

    The information required to be disclosed pursuant to Rule
14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Offer to Purchase, and is incorporated herein by reference.

    The Company is providing the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required,


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other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

        The Offer to Purchase and the related Letter of Transmittal contain important information which should be read carefully before any decision is made with respect to the Offer.

        Questions and requests for assistance may be directed to the MacKenzie Partners, Inc. as Information Agent (the "Information Agent") at the address and telephone number listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at the Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks and trust companies. Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

                  The Information Agent for the Offer is:

                             [MacKenzie Logo]

                             156 Fifth Avenue
                           New York, New York 10010
                               (212) 929-5500
                               (Call Collect)

                       or CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                             Chase Securities Inc.
                               270 Park Avenue
                          New York, New York 10017
                        (212) 270-5896 (Call Collect)

                             November 16, 1998


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